Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Thomas Bologna, CEO	Rick Anderson
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	randerson@torrenzano.com

ORCHID CELLMARK TO CONSOLIDATE U.S. PATERNITY TESTING AT OHIO FACILITY

Plant and operational savings expected to reach approximately $1 million annually

PRINCETON, N.J. – OCTOBER 20, 2009 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today announced a planned consolidation of the company’s East Lansing, Michigan paternity testing operations into its Dayton, Ohio facility. The transfer of the paternity testing operations to the Dayton facility is expected to begin within the next month.

Commenting on the planned consolidation, Thomas Bologna, president and chief executive officer of Orchid Cellmark, said: “With the consolidation of our East Lansing operations into Dayton, we are taking advantage of the opportunity to increase our U.S. based paternity testing efficiencies and scalability while bringing all of our paternity operations under one roof. We already process a significant number of paternity samples at our Dayton facility and our customer service operation and call center are based in Dayton. This consolidation makes sense for a number of strategic, financial and pragmatic reasons, and represents the latest of our ongoing initiatives to provide high quality DNA testing services while aggressively reducing our cost structure.”

Mr. Bologna added, “We expect to realize approximately $1 million in annual cost savings from operational efficiencies, reduction in lease and equipment expenses, and increased scalability. With the one-time consolidation costs of approximately $1 million, we anticipate that this consolidation has a one year payback. Additionally, the timing for renewing the lease on the East Lansing facility was a key factor in our decision since it expires in November of next year. With this consolidation, we plan to add approximately fifteen new positions at the Dayton facility to accommodate the increased workload.”

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the expectation that the transfer of the paternity testing operations to the Dayton facility will begin within the next month; the expectation that Orchid Cellmark will realize approximately $1 million in annual cost savings from operational efficiencies, reduction in lease and equipment expenses, and increased scalability; the estimate that one-time consolidation costs will be approximately $1 million; the anticipation that this consolidation has a one year payback; and Orchid Cellmark’s plan to add approximately fifteen new positions at the Dayton facility to accommodate the increased workload. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, Orchid Cellmark’s ability to complete the planned closure and consolidation of its facilities on schedule and the possibility that costs could exceed Orchid Cellmark’s estimates, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

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